# FINANCING AGREEMENT

Dated as of August 2 2011

by and among

SANTA FE GOLD CORPORATION, a Delaware corporation, THE LORDSBURG MINING COMPANY, a New Mexico Corporation, AZCO MICA INC., a Delaware corporation and SANTA FE GOLD (BARBADOS) CORPORATION, a Barbados corporation, as Borrowers,

SANTA FE GOLD CORPORATION, a Delaware corporation, as Borrower Representative,

THE LENDERS PARTY HERETO

and

VICTORY PARK MANAGEMENT, LLC
as the Agent

---

$5,000,000 SENIOR SECURED NOTES

---

ARTICLE 1 DEFINITIONS; CERTAIN TERMS ..... 2
1.1 Definitions ..... 2
1.2 Terms Generally ..... 13
1.3 Accounting and Other Terms ..... 13
1.4 Borrower Representative ..... 14
ARTICLE 2 BORROWERS' AUTHORIZATION OF ISSUE ..... 14
2.1 Senior Secured Notes ..... 14
2.2 Interest and Maintenance Fee ..... 14
2.3 Redemptions and Payments ..... 15
2.4 Payments ..... 17
2.5 Dispute Resolution ..... 18
2.6 Taxes ..... 18
2.7 Reissuance ..... 19
2.8 Register ..... 20
2.9 Maintenance of Register ..... 20
2.10 Compensation for Increased Costs and Taxes ..... 20
2.11 Capital Adequacy Adjustment ..... 21
ARTICLE 3 PURCHASE AND SALE OF NOTES ..... 21
3.1 Closing ..... 21
ARTICLE 4 COMMITMENTS; ACCREDITED INVESTOR STATUS ..... 22
4.1 Maximum Commitment ..... 22
4.2 Accredited Investor Status ..... 22
ARTICLE 5 CONDITIONS TO EACH LENDER'S OBLIGATION TO PURCHASE NOTES AND MAKE ADVANCES ..... 22
5.1 Closing; Maximum Commitment ..... 22
ARTICLE 6 CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES ..... 25
6.1 Organization and Qualification ..... 25
6.2 Authorization; Enforcement; Validity ..... 25
6.3 Issuance of Notes ..... 26
6.4 No Conflicts ..... 26
6.5 Consents ..... 26
6.6 Subsidiary Rights ..... 26
6.7 Equity Capitalization ..... 26

| | | Page |
|---|---|---|
| 6.8 | Indebtedness and Other Contracts | 27 |
| 6.9 | Off Balance Sheet Arrangements | 27 |
| 6.10 | Ranking of Notes | 28 |
| 6.11 | Title | 28 |
| 6.12 | Intellectual Property Rights | 28 |
| 6.13 | Creation, Perfection, and Priority of Liens | 29 |
| 6.14 | Absence of Certain Changes | 29 |
| 6.15 | Absence of Litigation | 29 |
| 6.16 | No Undisclosed Events, Liabilities, Developments or Circumstances | 29 |
| 6.17 | No Disagreements with Accountants and Lawyers | 30 |
| 6.18 | Placement Agent's Fees | 30 |
| 6.19 | Tax Status | 30 |
| 6.20 | Transfer Taxes | 30 |
| 6.21 | Conduct of Business; Compliance with Laws; Regulatory Permits | 30 |
| 6.22 | Foreign Corrupt Practices | 31 |
| 6.23 | Environmental Laws | 31 |
| 6.24 | Margin Stock | 32 |
| 6.25 | ERISA | 32 |
| 6.26 | Investment Company | 32 |
| 6.27 | U.S. Real Property Holding Corporation | 32 |
| 6.28 | Internal Accounting and Disclosure Controls | 32 |
| 6.29 | Financial Statements | 33 |
| 6.30 | Transactions With Affiliates | 33 |
| 6.31 | Acknowledgment Regarding Lender's Purchase of Notes | 33 |
| 6.32 | Insurance | 33 |
| 6.33 | Employee Relations | 34 |
| 6.34 | Patriot Act | 34 |
| 6.35 | Material Contracts | 34 |
| ARTICLE 7 | COVENANTS | 34 |
| 7.1 | Financial Covenants | 34 |

**TABLE OF CONTENTS**
(continued)

**Page**

| | | |
|---|---|---|
| 7.2 | Deliveries. The Borrowers agree to deliver the following to the Agent and each Holder: | 34 |
| 7.3 | Notices | 35 |
| 7.4 | Rank | 38 |
| 7.5 | Incurrence of Indebtedness | 38 |
| 7.6 | Existence of Liens | 38 |
| 7.7 | Restricted Payments | 38 |
| 7.8 | Mergers; Acquisitions; Asset Sales | 39 |
| 7.9 | No Further Negative Pledges | 39 |
| 7.10 | Affiliate Transactions | 39 |
| 7.11 | Insurance | 39 |
| 7.12 | Corporate Existence and Maintenance of Properties | 40 |
| 7.13 | Non-circumvention | 40 |
| 7.14 | Conduct of Business | 41 |
| 7.15 | U.S. Real Property Holding Corporation | 41 |
| 7.16 | Compliance with Laws | 41 |
| 7.17 | Additional Collateral | 41 |
| 7.18 | Audit Rights; Field Exams; Appraisals; Meetings | 41 |
| 7.19 | Pledge of Notes | 42 |
| 7.20 | Additional Issuances of Securities | 42 |
| 7.21 | Use of Proceeds | 42 |
| 7.22 | Fees | 42 |
| 7.23 | Modification of Organizational Documents and Certain Documents | 43 |
| 7.24 | Joinder | 43 |
| 7.25 | Investments | 43 |
| 7.26 | Confidentiality | 44 |
| 7.27 | Minera to Remain Dormant | 44 |
| 7.28 | Post-Closing Covenants | 44 |
| 7.29 | Further Assurances | 44 |
| ARTICLE 8 | RIGHTS UPON EVENT OF DEFAULT | 45 |

**TABLE OF CONTENTS**
(continued)

**Page**

8.1 Event of Default .......... 45
8.2 Acceleration Right .......... 47
8.3 Consultation Rights .......... 48
8.4 Other Remedies .......... 48
ARTICLE 9 AGENCY PROVISIONS .......... 48
9.1 Appointment .......... 48
ARTICLE 10 MISCELLANEOUS .......... 49
10.1 Payment of Expenses .......... 49
10.2 Governing Law; Jurisdiction; Jury Trial .......... 50
10.3 Counterparts .......... 50
10.4 Headings .......... 50
10.5 Severability .......... 50
10.6 Entire Agreement; Amendments .......... 50
10.7 Notices .......... 51
10.8 Successors and Assigns .......... 52
10.9 No Third Party Beneficiaries .......... 53
10.10 Survival .......... 53
10.11 Further Assurances .......... 53
10.12 Indemnification .......... 53
10.13 No Strict Construction .......... 54
10.14 Waiver .......... 54
10.15 Payment Set Aside .......... 54
10.16 Independent Nature of Lenders' Obligations and Rights .......... 54
10.17 Joint and Several Liability .......... 54

## EXHIBITS

| | |
|---|---|
| Exhibit A | Note |
| Exhibit B | Security Agreement |
| Exhibit C | Mortgage |
| Exhibit D | Fee Letter |
| Exhibit E | Subordination Agreements |
| Exhibit F | Warrant |
| Exhibit G | Secretary's Certificate |
| Exhibit H | Officer's Certificate |

## SCHEDULES

| | |
|---|---|
| Schedule of Lenders | |
| Schedule 6.1 | Subsidiaries |
| Schedule 6.4 | No Conflicts |
| Schedule 6.5 | Consents |
| Schedule 6.6 | Subsidiary Rights |
| Schedule 6.7 | Equity Capitalization |
| Schedule 6.8 | Indebtedness and Other Contracts |
| Schedule 6.9 | Off Balance Sheet |
| Schedule 6.11 | Title |
| Schedule 6.12 | Intellectual Property Rights |
| Schedule 6.14 | Absence of Certain Changes |
| Schedule 6.15 | Absence of Litigation |
| Schedule 6.16 | Disclosure |
| Schedule 6.18 | Placement Agent |
| Schedule 6.21 | Conduct of Business; Regulatory Permits |
| Schedule 6.23 | Environmental Laws |
| Schedule 6.25 | ERISA |
| Schedule 6.30 | Transactions with Affiliates |
| Schedule 7.4 | Rank Exceptions |
| Schedule 7.6 | Existing Liens |
| Schedule 7.7(d) | Management Payments |
| Schedule 7.28 | Post-Closing Obligations |

# FINANCING AGREEMENT

This **FINANCING AGREEMENT** (as modified, amended, extended, restated, amended and restated and/or supplemented from time to time, this "**Agreement**"), dated as of August 2, 2011 is being entered into by and among SANTA FE GOLD CORPORATION, a Delaware corporation, THE LORDSBURG MINING COMPANY, a New Mexico corporation, AZCO MICA INC., a Delaware corporation and SANTA FE (BARBADOS) CORPORATION, a Barbados corporation (collectively, the "**Borrowers**"), SANTA FE GOLD CORPORATION, a Delaware corporation, as Borrower Representative, the lenders listed on the Schedule of Lenders attached hereto (each individually, a "**Lender**" and collectively, the "**Lenders**") and Victory Park Management, LLC, as administrative agent and collateral agent (the "**Agent**") for the Lenders and the Holders (as defined herein).

## RECITALS

**A.** The Borrowers have authorized the issuance of senior secured notes of the Borrowers.

**B.** Each Lender wishes to purchase, and the Borrowers wish to sell, at the Closing, upon the terms and conditions stated in this Agreement, that principal amount of Notes, in substantially the form attached hereto as Exhibit A, as set forth opposite such Lender's name in column three (3) on the Schedule of Lenders attached hereto.

**C.** Contemporaneously with the execution and delivery of this Agreement, the Borrowers and the Agent, on behalf of the Holders and Lender, are executing and delivering (a) a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit B (the "**Security Agreement**"), and (b) a Mortgage, substantially in the form attached hereto as Exhibit C (the "**Mortgage**"), pursuant to which substantially all of the assets of the Borrowers will be pledged as Collateral to secure the Obligations.

**D.** Contemporaneously with the execution and delivery of this Agreement, the Borrowers and the Agent are executing and delivering a Fee Letter, substantially in the form attached hereto as Exhibit D (the "**Fee Letter**"), pursuant to which the Borrowers shall (a) pay and reimburse the Agent for itself and on behalf of the Holders and Lenders for fees and expenses incurred in connection with the transactions contemplated hereunder and (b) pay to the Lenders the Closing Payment.

**E.** Contemporaneously with the execution and delivery of this Agreement, the Borrowers, the Agent and each Subordinated Creditor are executing and delivering a Subordination Agreement, substantially in the forms attached hereto as Exhibit E (the "**Subordination Agreements**"), pursuant to which the Subordinated Creditors (a) consent to and agree to the transactions contemplated by this Agreement and (b) subordinate their Liens and payment rights to the Agent.

**F.** Contemporaneously with the execution and delivery of this Agreement, Santa Fe shall issue to each Lender a Warrant, substantially in the form attached hereto as Exhibit F (the "**Warrant**"), pursuant to which Lenders shall purchase, pro rata in accordance with the

percentage ownership of the Notes, an aggregate of 500,000 shares of Borrowers' Representative's Common Stock at a fixed exercise price of $1.00 per share.

**NOW, THEREFORE**, in consideration of the premises and the covenants and agreements contained herein, the Borrowers, the Agent and each Lender hereby agree as follows:

## ARTICLE 1

## DEFINITIONS; CERTAIN TERMS

**1.1 Definitions**. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"**956 Impact**" has the meaning set forth in Section 7.25.

"**1933 Act**" means the Securities Act of 1933, as amended.

"**1934 Act**" means the Securities Exchange Act of 1934, as amended.

"**Acquisition**" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

"**Agent**" has the meaning set forth in the introductory paragraph hereto.

"**Agreement**" has the meaning set forth in the introductory paragraph hereto.

"**Affiliate**" means, with respect to a specified Person, another Person that (a) is a director or officer of such specified Person, or (b) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

"**Asset Sale**" means (a) the sale, lease, license, conveyance or other disposition of any assets or rights of any Borrower or any Borrower's Subsidiaries, or (b) the sale of Equity Interests in any Borrower or any of Borrower's Subsidiaries.

"**Bankruptcy Law**" has the meaning set forth in Section 8.1(c).

"**Borrower Representative**" has the meaning set forth in Section 1.4.

"**Business**" has the meaning set forth in Section 6.23(b).

"**Business Day**" means any day other than Saturday or Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

"**Capital Stock**" means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"**Cash Equivalent Investment**" means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit, time deposit or banker's acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such commercial banking institution thereunder, (d) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (e) other short term liquid investments approved in writing by Agent.

"**Change of Control**" means, with respect to any Borrower or any Subsidiary of any Borrower, that such Person shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not such Person is the surviving corporation) another Person, (b) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of such Person to another Person, (c) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding Capital Stock or other Equity Interests (not including any Capital Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of such Person's Capital Stock or other Equity Interests, or (e) reorganize, recapitalize or reclassify such Person's Capital Stock.

"**Closing**" has the meaning set forth in Section 3.1.

"**Closing Date**" has the meaning set forth in Section 3.1.

"**Closing Payment**" means an amount equal to $250,000.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Collateral**" means the "Collateral" as defined in the Security Agreement.

"**Compliance Certificate**" means a certificate signed by a responsible officer of the Borrowers, in form and substance reasonably satisfactory to the Agent.

"**Consultant**" has the meaning set forth in Section 8.21.

"**Contingent Obligation**" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

"**Control**" means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (b) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "**Controlling**" and "**Controlled**" have meanings correlative thereto.

"**Current Interest Rate**" means a rate per annum equal to fifteen percent (15.0%), as adjusted pursuant to the terms of Section 2.2.

"**Custodian**" has the meaning set forth in Section 8.1(d).

"**Default Rate**" means a rate equal to Current Interest Rate plus five percent (5.0%) per annum.

"**Destruction**" means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral (a) in excess of $100,000 in the aggregate for any Fiscal Year or (b) that results, individually or in the aggregate, in a Material Adverse Effect.

"**Diligence Date**" has the meaning set forth in Section 6.14.

"**EBITDA**" means, as of any date of determination, for a specified period ending on such date of determination, an amount equal to (a) Net Income, plus (b) in each instance to the extent deducted in the computation of Net Income and without duplication, (i) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation but excluding non-cash charges that are an accrual or reserve for a cash expenditure or payment to be made in a future period) for such period, plus (ii) interest expense for such period plus (iii) fees paid during such period to Lenders pursuant to this Agreement, plus (iv) income taxes for such period.

"**Employee Benefit Plan**" means any "employee benefit plan" as defined in Section 3(3) of ERISA (a) which is or was sponsored, maintained or contributed to by, or required to be

contributed to by, any Borrower or any of their Subsidiaries or ERISA Affiliates, or (b) with respect to which any Borrower or any of their Subsidiaries may have liability (contingent or otherwise).

"**Environmental Laws**" means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Mining Laws, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "**Hazardous Materials**") into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

"**Equity Interests**" means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"**ERISA Affiliate**" means, as to any Borrower, any trade or business (whether or not incorporated) that is a member of a group which includes such Borrower and which is treated as a single employer under Section 414 of the Code.

"**ERISA Event**" means (a) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which reasonably might be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(g) the withdrawal of any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which reasonably might be expected to give rise to the imposition on any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Borrowers, any of their respective Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

"**Event of Default**" has the meaning set forth in Section 8.1.

"**Event of Default Notice**" has the meaning set forth in Section 8.2(a).

"**Event of Default Redemption**" has the meaning set forth in Section 8.2(a).

"**Event of Default Redemption Notice**" has the meaning set forth in Section 8.2(a).

"**Event of Loss**" means any Destruction to, or any Taking of, any asset or property of the Borrowers or any of their Subsidiaries.

"**Excluded Taxes**" has the meaning set forth in Section 2.6(a).

"**Extraordinary Receipts**" means any cash received by any Borrower or any of their Subsidiaries outside the ordinary course of business (and not consisting of proceeds described in Sections 2.3(b)(i), (b)(ii), (b)(iii) or (b)(iv)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, and (d) any purchase price adjustment received in connection with any Acquisition.

"**Fee Letter**" has the meaning set forth in the Recitals.

"**First Tier Foreign Subsidiary**" means a Foreign Subsidiary more than fifty percent (50%) of the voting Equity Interests of which are held directly by a Borrower or indirectly by a Borrower through one or more Subsidiaries that are incorporated or otherwise organized under the laws of a state of the United States of America.

"**Fiscal Year**" means a fiscal year of the Borrowers.

"**Foreign Subsidiary**" means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not incorporated or otherwise organized under the laws of a state of the United States of America.

"**GAAP**" means United States generally accepted accounting principles, consistently applied.

"**Governmental Authority**" means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"**Hedging Obligations**" means, with respect to any specified Person, the obligations of such Person under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

"**Holder**" means a holder of a Note.

"**Indebtedness**" of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (f) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; (g) banker's acceptances; (h) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (i) Hedging Obligations; and (j) obligations under convertible securities of any Borrower or any of their Subsidiaries. In addition, the term "Indebtedness" of any Borrower or any of their Subsidiaries, as applicable, includes (a) all Indebtedness of others secured by a Lien

on any assets of any Borrower or any of their Subsidiaries (whether or not such Indebtedness is assumed by any Borrower or any of such Subsidiaries), and (b) to the extent not otherwise included, the guarantee by any Borrower or any of their Subsidiaries of any Indebtedness of any other Person.

"**Insolvent**" means, with respect to any Borrower or any Subsidiary, (a) the present fair saleable value in a non-liquidation context of such Borrower's or such Subsidiary's assets is less than the amount required to pay such Borrower's or such Subsidiary's total Indebtedness as applicable, (b) such Borrower or such Subsidiary is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Borrower or such Subsidiary intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (d) such Borrower or such Subsidiary has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

"**Intellectual Property Rights**" has the meaning set forth in Section 6.12.

"**Intellectual Property Security Agreements**" means each trademark security agreement, each patent security agreement and each copyright security agreement, if any, each in form and substance reasonably acceptable to Agent, entered into from time to time by and among the applicable Borrower and the Agent.

"**Interest Date**" has the meaning set forth in Section 2.2(a).

"**Inventory**" has the meaning set forth in the UCC, and includes for purposes of clarity, the sale of any mineralized materials.

"**Investment**" means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.

"**Issuance Date**" has the meaning set forth in Section 2.2(a).

"**Joinder Agreement**" has the meaning set forth in Section 7.25.

"**Late Charge**" has the meaning set forth in Section 2.4.

"**Lender**" and "**Lenders**" has the meaning set forth in the introductory paragraph hereto.

"**Lien**" means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

"**Maintenance Fee**" has the meaning set forth in Section 2.2(e).

"**Material Adverse Effect**" means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations, condition (financial or otherwise) or prospects (but excluding general economic conditions or commodity prices) of Borrowers and their Subsidiaries, taken as whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of any Borrower or any of their respective Subsidiaries to fully and timely perform its obligations under any Transaction Document.

"**Material Contract**" means (a) the Sulane Agreements, (b) the Sandstorm Agreements, (c) the Sales Agreement, by and between The Lordsburg Mining Company and Asarco LLC, (d) the Sales Agreement, by and between Santa Fe and Aurubis AG and (d) any other contract or other arrangement to which any Borrower or any of their Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

"**Maturity Date**" means the earlier of (a) the six (6) month anniversary of the Closing Date, and (b) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes.

"**Maximum Commitment**" means $5,000,000.

"**Minera**" means Minera Sandia S.V. de C.V., a Mexico variable capital corporation.

"**Mining Laws**" means all federal and state laws, rules and regulations pertaining to mine safety and welfare, including without limitation, the Mine Safety and Health Act of 1977, and the regulations promulgated thereunder.

"**Mortgage**" has the meaning set forth in the Recitals.

"**Multiemployer Plan**" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"**Net Income (Loss)**" means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Borrowers and their Subsidiaries for such period (but excluding to the extent included therein any extraordinary gains or losses), provided, that, the effect of any change in accounting principles adopted by Borrowers after the date hereof shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interests of Borrowers, and any net income realized as a result of changes in accounting principles or the application thereof to Borrowers.

"**Notes**" has the meaning set forth in Section 2.1.

"**Obligations**" means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the

Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges, Maintenance Fees, and other fees, costs, expenses and other charges and other obligations under the Transaction Documents, of the Borrowers to the Agent, the Holders and the Lenders or to any parent, Affiliate or subsidiary of such Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

"**Other Taxes**" has the meaning set forth in Section 2.6(b).

"**PBGC**" means the Pension Benefit Guaranty Corporation or any successor thereto.

"**Pension Plan**" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.

"**Permitted Dispositions**" means (a) sales of Inventory in the ordinary course of business, (b) disposals of obsolete, worn out or surplus equipment in the ordinary course of business, (c) the granting of Permitted Liens, (d) sales of Equity Interests of Santa Fe, and (e) Asset Sales associated with a potential joint venture involving Santa Fe's Ortiz property.

"**Permitted Indebtedness**" means (a) the Subordinated Indebtedness outstanding as of the Closing Date as set forth on Schedule 6.8, (b) unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of the Borrowers or their Subsidiaries, (c) Indebtedness which may be deemed to exist pursuant to any unsecured guaranties with respect to surety and appeal bonds, performance bonds, bid bonds and similar obligations incurred in the ordinary course of business, (d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (e) purchase money Indebtedness and Indebtedness incurred in connection with any capital lease transaction provided the aggregate principal amount of all such Indebtedness at any time outstanding shall not exceed $5,000,000 and (f) Indebtedness under the Notes and the other Transaction Documents.

"**Permitted Liens**" means (a) Liens in favor of the Agent for the benefit of the Holders granted pursuant to any Security Document, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent or (ii) do not have priority over Agent's Liens, so long as in each case the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (c) Liens securing judgments for the payment of money not constituting an Event of Default, (d) Liens outstanding as of the Closing Date as set forth on Schedule 7.6; provided, that any such Lien only secures the Indebtedness that it secures on the Closing Date, (e) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business of the Borrowers and their Subsidiaries, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for

amounts that are no more than thirty (30) days overdue that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (g) Liens incurred in the ordinary course of business in connection with workers' compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), in each case so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (h) rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (i) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, and (k) Liens securing Permitted Indebtedness described in clause (v) of the definition of "**Permitted Indebtedness**" so long as such Liens encumber only those assets acquired with the proceeds of such Indebtedness.

"**Permitted Redemption**" means the redemption of Notes permitted pursuant to Section 2.3(a).

"**Permitted Redemption Amount**" has the meaning set forth in Section 2.3(a)(i).

"**Permitted Redemption Date**" means the date on which the Borrowers have elected to redeem the Notes in accordance with Section 2.3(a).

"**Permitted Redemption Notice**" has the meaning set forth in Section 2.3(a)(i).

"**Person**" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

"**Plan**" means any Multiemployer Plan or Pension Plan.

"**Proceeding**" has the meaning set forth in Section 6.15.

"**Property**" means any right or interest in or to property of any kind whatsoever, whether the Real Properties, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

"**Purchase Price**" has the meaning set forth in Section 3.1.

"**Real Properties**" has the meaning set forth in Section 6.23(a).

"**Required Holders**" means at any time the Holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

"**Required Mandatory Prepayment Date**" has the meaning set forth in Section 2.3(c).

"**Revenue**" means the gross cash receipts of the consolidated operations of the Borrowers.

"**Sandstorm Agreements**" means (a) a Purchase Agreement, dated as of September 11, 2009, as amended through the date hereof, by and between certain Borrowers and Sandstorm and (b) a Mortgage, Security Agreement, Fixture Filing and Financing Statement, dated as of September 11, 2009, as amended through the date hereof.

"**Sandstorm**" means collectively, (a) Sandstorm Resources Ltd., a British Columbia corporation and (b) Sandstorm Resources (Barbados) Corporation, a Barbados corporation.

"**Santa Fe**" means Santa Fe Gold Corporation, a Delaware corporation.

"**Schedules**" has the meaning set forth in ARTICLE 6.

"**Security Agreement**" has the meaning set forth in the Recitals.

"**Security Documents**" means the Security Agreement, the Intellectual Property Security Agreements, the Mortgage and all other instruments, documents and agreements delivered by any of the Borrowers, any of their Subsidiaries or any equityholder of any of the Borrowers in order to grant to Agent or any Holder a Lien on any real, personal or mixed Property of any of the Borrowers, any of their Subsidiaries or such equityholder as security for the Obligations.

"**Subordinated Creditors**" means collectively, Sulane and Sandstorm.

"**Subordinated Indebtedness**" means Indebtedness evidenced by the Subordinated Indebtedness Documents.

"**Subordinated Indebtedness Documents**" means collectively, the Sulane Agreements and the Sandstorm Agreements.

"**Subordination Agreements**" has the meaning set forth in the Recitals.

"**Subsidiaries**" has the meaning set forth in Section 6.1.

"**Sulane**" means Sulane Holdings, Ltd., a British Virgin Islands limited partnership.

"**Sulane Agreements**" means (a) Securities Purchase Agreement, dated as of December 21, 2007, by and between Santa Fe Gold Corporation and Sulane, as amended through the date hereof, (b) $13,500,000 original principal amount 7% Senior Secured Convertible Debentures, (c) common stock warrants to purchase warrants to purchase 6,750,000 shares of Common Stock, and (d) a Mortgage, Security Agreement, Fixture Filing and Financing Statement, dated as of December 21, 2007, as amended through the date hereof.

"**Taking**" means any taking of any property of any Borrower or any of their Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to

any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (a) in excess of $100,000 in the aggregate for any Fiscal Year or (b) that results, either individually or in the aggregate, in a Material Adverse Effect.

"**Taxes**" has the meaning set forth in Section 2.6(a).

"**Transaction Documents**" means this Agreement, the Notes, the Security Documents, the Fee Letter, the Subordination Agreements, the Warrant and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement.

"**UCC**" has the meaning set forth in Section 6.13.

"**Waivable Mandatory Prepayment**" has the meaning set forth in Section 2.3(c).

"**Warrant**" has the meaning set forth in the Recitals.

**1.2 Terms Generally**. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "**include**", "**includes**" and "**including**" shall be deemed to be followed by the phrase "**without limitation**". The word "**will**" shall be construed to have the same meaning and effect as the word "**shall**". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "**herein**", "**hereof**" and "**hereunder**", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "**asset**" and "**property**" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "**determination**" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

**1.3 Accounting and Other Terms**. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to the Agent pursuant to Section 8.2. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a

similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary of any Borrower at "fair value", as defined therein.

**1.4 Borrower Representative**. Each Borrower hereby designates and appoints Santa Fe as its representative and agent on its behalf (the "**Borrower Representative**") for the purposes of delivering certificates, including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Notes, giving and receiving all other notices and consents hereunder or under any of the other Transaction Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Transaction Documents. The Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Transaction Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

## ARTICLE 2

## BORROWERS' AUTHORIZATION OF ISSUE

**2.1 Senior Secured Notes**. The Borrowers have authorized the issue to the Lenders of senior secured notes in the aggregate principal amount up to the Maximum Commitment, to be dated the date of issue thereof, to mature on the Maturity Date, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (the "**Notes**"). The Borrowers shall repay the outstanding principal balance of the Notes in full in cash on the Maturity Date, unless accelerated in accordance with Section 8.2 or redeemed or prepaid in accordance with Section 2.3. The term "**Notes**" as used herein shall include each such senior secured note delivered pursuant to any provision of this Agreement and each such senior secured note delivered in substitution or exchange for, or otherwise in respect of, any other Note pursuant to any such provision.

**2.2 Interest and Maintenance Fee**. The Borrowers shall pay interest on the unpaid principal amount of the Notes and a maintenance fee at the rates, time and manner set forth below:

**(a) Rate of Interest.** Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate. Interest on each Note shall be computed on the basis of a 360-day year based upon 12 months of 30 days apiece and, subject to Section 2.2(b), shall be payable monthly, in arrears, on the last day of each calendar month (each, an "**Interest Date**") during the period beginning on the date such Note is issued (the "**Issuance Date**") and ending on, and including, the date on which the Obligations are paid in full.

**(b) Interest Payments.** Subject to the last sentence of Section 2.2(a), interest on each Note shall be payable on each Interest Date or at any such other time the Notes become

due and payable (whether by acceleration, redemption or otherwise) to the record holder of such Note as of the applicable Interest Date. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, any payment of accrued but unpaid interest due and owing on any Note shall be made by cash only by wire transfer of immediately available funds.

(c) **Default Rate.** Upon the occurrence of any Event of Default, the Notes shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of such Event of Default through and including the date such Event of Default is waived. In the event that such Event of Default is subsequently waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such waiver; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the occurrence of such Event of Default through and including the date on which such Event of Default is waived. All such interest shall be payable on demand of the Agent or the Required Holders.

(d) **Savings Clause.** In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under the Notes to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrowers.

(e) **Maintenance Fee.** As bargained for consideration in exchange for the Agent agreeing to perform the transactions contemplated by this Agreement, the Borrowers shall pay to the Agent a monthly maintenance fee in an amount equal to five thousand dollars ($5,000) (the "**Maintenance Fee**"). The Maintenance Fee shall be payable monthly, in arrears, on each Interest Date, by cash only by wire transfer of immediately available funds.

**2.3 Redemptions and Payments.**

**(a) Permitted Redemption.**

(i) So long as no Event of Default has occurred and is continuing, the Borrowers may, at their option, elect to pay to the Agent, for the account of the Holders the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date, by redeeming the aggregate unpaid principal amount of all Notes, in whole (and not in part) (the "**Permitted Redemption**"). On or prior to the date which is the third (3rd) Business Day prior to the proposed Permitted Redemption Date, the Borrowers shall deliver written notice (the "**Permitted Redemption Notice**") to the Holders and the Agent stating (A) that the Borrowers elect to redeem pursuant to the Permitted Redemption and (B) the proposed Permitted Redemption Date. The "**Permitted Redemption Amount**" shall be equal to (1) the aggregate unpaid outstanding principal amount of all Notes, (2) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees (including Maintenance Fees),

(3) all accrued and unpaid Late Charges with respect to such Permitted Redemption Amount, and (4) all other amounts due under the Transaction Documents.

(ii) A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable. If the Borrowers elect to redeem the Notes pursuant to a Permitted Redemption under Section 2.3(a), then the Permitted Redemption Amount which is to be paid to the Holders on the Permitted Redemption Date shall be redeemed by the Borrowers on the Permitted Redemption Date, and the Borrowers shall pay to the Holders on the Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.

**(b) Mandatory Prepayments.**

(i) No later than the third ($3^{rd}$) Business Day following the date of receipt by any Borrower or any of their Subsidiaries of any net cash proceeds in excess of $100,000 in the aggregate in any month from any Asset Sales (other than any Permitted Disposition (except as pursuant to clause (ii) of such definition), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to one hundred percent (100%) of such net cash proceeds.

(ii) No later than the third ($3^{rd}$) Business Day following the date of receipt by any Borrower or any of their Subsidiaries of any net cash from any Destruction or Taking, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to one hundred percent (100%) of such net cash proceeds.

(iii) No later than the third ($3^{rd}$) Business Day following the date of receipt of any Borrower or any of their Subsidiaries of any net cash proceeds in excess of $5,000,000 in the aggregate following the date hereof from a capital contribution to, or the issuance of any Equity Interests of, any Borrower or any of their Subsidiaries (other than issuances by any Borrower pursuant to any employee stock or stock option compensation plan), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to one hundred percent (100%) of such net cash proceeds.

(iv) No later than the third ($3^{rd}$) Business Day following the date of receipt by any Borrower or any of their Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness of any Borrower or any of their Subsidiaries (other than with respect to Permitted Indebtedness), the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to one hundred percent (100%) of such net cash proceeds.

(v) No later than the third ($3^{rd}$) Business Day following the date of receipt by any Borrower or any of their Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to one hundred percent (100%) of such Extraordinary Receipts; provided that no payment shall be required pursuant to this Section 2.3(b)(v) unless the

amount of Extraordinary Receipts received on such date exceeds $100,000 in the aggregate in any Fiscal Year.

(vi) Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrower Representative shall deliver to the Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds. In the event that the Borrowers subsequently determine that the actual amount of such proceeds exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), the Borrowers shall promptly make an additional prepayment of the Notes in an amount equal to such excess (or applicable percentage thereof), and the Borrowers shall concurrently therewith deliver to the Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.

**(c) Waiver of Mandatory Prepayments.** Anything contained in Section 2.3(b) to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a "**Waivable Mandatory Prepayment**") of the Notes, not less than three (3) Business Days prior to the date (the "**Required Prepayment Date**") on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrowers shall notify the Agent of the amount of such prepayment, and the Agent shall promptly thereafter notify each Holder holding an outstanding Note of the amount of such Holder's pro rata share of such Waivable Mandatory Prepayment and such Holder's option to refuse such amount. Each such Holder may exercise such option by giving written notice to the Borrower Representative and the Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Holder which does not notify the Borrower Representative and the Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).

**(d) Application of Mandatory Prepayments.** All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(c) shall be made to the Agent, for the account of the Holders, on a pro rata basis with respect to the outstanding Notes.

**2.4 Payments**. Except as otherwise provided herein, whenever any payment of cash is to be made by the Borrowers to any Person pursuant to the Notes or other Transaction Document, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of the Borrowers and sent via overnight courier service to such Person at such address as previously provided to the Borrower Representative in writing (which address, in the case of each of the Lenders, shall initially be as set forth on the Schedule of Lenders attached hereto); provided that (a) any Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrower Representative with prior written notice setting out such request and such Holder's wire transfer instructions; and (b) the Borrowers may elect to make a payment of cash via wire transfer of immediately available funds in accordance with wire transfer instructions provided by each Holder upon request therefor. Whenever any amount expressed to be due by the terms of any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which such Note is

paid in full in cash, the extension of the due date of such Note shall not be taken into account for purposes of determining the amount of interest due on such Interest Date. Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due shall result in a late charge being incurred and payable by the Borrowers in an amount equal to the Default Rate from the date such amount was due until the same is paid in full in cash ("**Late Charge**"). Such Late Charge shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.

**2.5 Dispute Resolution**. Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a redemption under Section 2.3 or otherwise or any other similar or related amount, the Borrower Representative shall submit to the Agent the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of an applicable notice of dispute from the Agent. If the Agent, the Holders and the Borrower Representative are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Agent, then the Borrower Representative shall, within three (3) Business Days, submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm specified by the Agent. The Borrower Representative, at the Borrowers' expense, shall cause the accountant to perform the determinations or calculations and notify the Borrowers and the Agent of the results no later than five (5) Business Days from the time such accountant receives the disputed determinations or calculations. Such accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

**2.6 Taxes**.

**(a)** Any and all payments by or on behalf of the Borrowers hereunder and under any Transaction Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Holders, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of a Holder and (ii) franchise taxes imposed on the net income of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which a Holder engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Transaction Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "**Taxes**"; and the Taxes described in the foregoing clauses (i) and (ii), "**Excluded Taxes**"). If Borrowers must deduct any Taxes from or in respect of any sum payable hereunder or under any other Transaction Document to a Holder, (A) the sum payable shall be increased by the amount (an "**additional amount**") necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6), such Holder shall receive an amount equal to the sum it would have received had no such deductions been made except for Excluded Taxes, (B) the Borrowers shall make such deductions and (z) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrowers will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Transaction Document that are or would be applicable to the Holders (“**Other Taxes**”).

(c) The Borrowers agree to indemnify each Holder for the full amount of Taxes and Other Taxes paid by such Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Holder, absent manifest error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date such Holder makes written demand therefor. The Borrowers shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Holder for which Borrowers have previously paid any additional amount or indemnified such Holder and which leaves the Holder, after Borrowers’ receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Holder.

**2.7 Reissuance.**

(a) **Transfer.** If any Note is to be transferred, the Holder shall surrender such Note to the Borrower Representative, whereupon the Borrowers will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with this Section 2.7, registered as the Holder may request, representing the outstanding principal being transferred by the Holder and, if less than the entire outstanding principal is being transferred, a new Note (in accordance with this Section 2.7) to the Holder representing the outstanding principal not being transferred.

(b) **Lost, Stolen or Mutilated Note.** Upon receipt by the Borrower Representative of evidence reasonably satisfactory to the Borrower Representative of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower Representative (provided, however, that if the Holder is an institutional investor, the affidavit of an authorized partner or officer of such Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, as well as, an indemnity agreement or other reasonable security shall be required), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrowers shall execute and deliver to the Holder a new Note (in accordance with this Section 2.7) representing the outstanding principal.

(c) **Note Exchangeable for Different Denominations.** The Notes are exchangeable, upon the surrender thereof by the Holder at the principal office of the Borrower Representative, for a new Note or Notes (in accordance with this Section 2.7) in principal amounts of at least $250,000) representing in the aggregate the outstanding principal of the surrendered Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Holder at the time of such surrender.

**(d) Issuance of New Notes.** Whenever the Borrowers are required to issue a new Note pursuant to the terms of this Agreement or the Notes, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or, in the case of a new Note being issued pursuant to paragraph (c) of this Section 2.7, the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal and Late Charges of the Note being replaced from the Issuance Date.

**2.8 Register**. The Borrowers shall maintain at their principal executive office (or such other office or agency of the Borrowers as they may designate by notice to each holder of Notes), a register for the Notes in which the Borrowers shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the principal amount of Notes held by such Person. The Borrowers shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives.

**2.9 Maintenance of Register**. Notwithstanding anything to the contrary contained herein, the Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the register therefor. The Notes shall only evidence a Lender's or its assignee's right, title and interest in and to the related Notes, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.9 shall be construed so that the Notes are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Department regulations promulgated thereunder.

**2.10 Compensation for Increased Costs and Taxes**. In the event that any Holder shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other governmental authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (a) subjects such Holder (or its applicable lending office) to any additional Taxes (other than Taxes addressed in Section 2.6 of this Agreement to which this Section 2.10 shall not apply) with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, Late Charges, fees (including Maintenance Fees) or any other amount payable hereunder; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for

the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of holding Notes hereunder or to reduce any amount received or receivable by such Holder with respect thereto; then, in any such case, the Borrower shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its reasonable discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder shall deliver to the Borrower Representative (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.10, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

**2.11 Capital Adequacy Adjustment**. In the event that any Holder shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, reserve requirements, or similar requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Holder with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of, or with reference to, such Holder's Notes or other obligations hereunder with respect to the Notes to a level below that which such Holder or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Holder or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower Representative from such Holder of the statement referred to in the next sentence, the Borrowers shall pay to such Holder such additional amount or amounts as will compensate such Holder or such controlling corporation on an after-tax basis for such reduction. Any such Holder shall deliver to the Borrower Representative (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.11, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

## ARTICLE 3

## PURCHASE AND SALE OF NOTES

**3.1 Closing**. In consideration for each Lender's payment of its pro rata share of the Purchase Price (as defined below), which is set forth opposite such Lender's name in column four (4) of the Schedule of Lenders attached hereto, the Borrowers shall issue and sell to each Lender, and each Lender severally, but not jointly, agrees to purchase from the Borrowers on the Closing Date (as defined below), a principal amount of Notes as is set forth opposite such Lender's name in column three (3) on the Schedule of Lenders attached hereto. The closing (the

"**Closing**") of the purchase of the Notes by the Lenders shall occur at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street Suite 2200, Denver, Colorado 80202. The date and time of the Closing (the "**Closing Date**") shall be 10:00 a.m., Denver time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 5.1 below (or such later date as is mutually agreed to by the Borrowers and each Lender). The aggregate purchase price (the "**Purchase Price**") of the Notes to be purchased by the Lenders at the Closing shall be equal to $5,000,000. On the Closing Date, the Borrowers shall deliver to each Lender the Notes (in the denominations as such Lender shall have requested prior to the Closing) that such Lender is then purchasing, duly executed on behalf of the Borrowers and registered in the name of such Lender or its designee.

## ARTICLE 4

## COMMITMENTS; ACCREDITED INVESTOR STATUS

**4.1 Maximum Commitment**. On the Closing Date, each Lender shall pay its pro rata share of the Maximum Commitment, less the amounts withheld by it pursuant to Section 7.23, to the Borrowers by wire transfer of immediately available to an account or accounts specified by the Borrowers to the Agent in writing.

**4.2 Accredited Investor Status**. Each Lender, severally and not jointly, represents and warrants to Borrowers that such Lender is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act and such Lender is purchasing the Notes for its own account and for investment purposes only, and without any present intention of reselling or redistributing the same.

## ARTICLE 5

## CONDITIONS TO EACH LENDER'S OBLIGATION TO PURCHASE NOTES AND MAKE ADVANCES

**5.1 Closing; Maximum Commitment**. The obligation of each Lender hereunder to purchase the Notes at the Closing and make the Maximum Commitment is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

**(a)** (i) The Borrowers shall have executed and delivered to each Lender the Notes (in such denominations as such Lender shall have requested prior to the Closing) being purchased by such Lender at the Closing pursuant to this Agreement and (ii) the Borrowers shall have executed and delivered to the Agent each of the other Transaction Documents to which it is a party.

**(b)** The Borrowers shall have executed and delivered, or caused to be delivered, to the Agent, the Fee Letter and evidence satisfactory to the Agent that the Borrowers shall pay to the Agent on the Closing Date all fees and other amounts due and owing under the Fee Letter, this Agreement and the other Transaction Documents; and

**(c)** The Borrowers shall have executed (to the extent applicable) and/or delivered, or caused to be delivered, to the Agent the Security Documents and:

(i) certificates evidencing any Pledged Equity (as defined in the Security Agreement) pledged to the Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock or unit powers attached thereto; and

(ii) such other documents relating to the transactions contemplated by this Agreement as the Agent or its counsel may reasonably request.

**(d)** Each Borrower shall have executed and delivered, or caused to be delivered, to the Agent:

(i) a certificate evidencing its organization and good standing in its jurisdiction of organization issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date;

(ii) a certificate evidencing its qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the Closing Date;

(iii) a certificate as to the fact that no action has been taken with respect to any merger, consolidation, liquidation or dissolution of such Person, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated; and

(iv) a certificate, executed by the secretary of such Person and dated the Closing Date, as to (A) the resolutions consistent with Section 6.2 as adopted by such Person's board of directors (or similar governing body) in a form reasonably acceptable to the Agent, (B) such Person's certificate of incorporation (or similar document), as in effect at the Closing, (C) such Person's bylaws (or similar document), as in effect at the Closing, and (D) no action having been taken by such Person or its stockholders, directors or officers in contemplation of any amendments to items (A), (B), or (C) listed in this Section 5.1(e)(iv), as certified in the form attached hereto as Exhibit G.

**(e)** The Borrowers shall have obtained and delivered to Agent:

(i) all governmental, regulatory and third party consents and approvals, if any, necessary for the sale and issuance of the Notes at the Closing;

(ii) searches of UCC filings in the jurisdictions of organization of each Borrower, the jurisdiction of the chief executive offices of each Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent's and Holders' security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(iii) such information in form, scope and substance reasonably satisfactory to the Agent regarding environmental matters relating to all real property owned, leased, operated or used by the Borrowers as of the Closing Date;

(iv) a certificate from the chief financial officer of the Borrowers in form and substance satisfactory to the Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, each Borrower and each of its respective Subsidiaries are not Insolvent;

(v) certificates from the Borrowers' insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming the Agent, for the benefit of the Holders, as additional insured and lender's loss payee thereunder; and

(vi) unaudited consolidated and consolidating financial statements of the Borrowers and their Subsidiaries as of, and for the three months ended March 31, 2011 which financial statements shall be certified by the chief financial officer of the Borrower Representative, on behalf of the Borrowers, as being true and correct and fairly presenting in accordance with GAAP (except as may be otherwise indicated in such financial statements or the footnotes thereto), the financial position and results of operations of the Borrowers and their Subsidiaries for the period covered thereby, subject to normal year end adjustments and the absence of footnote disclosure.

**(f)** Each Borrower shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent's sole discretion, to perfect the Agent's and Holders' security interest in the Collateral and, if applicable, the filing of the Intellectual Property Security Agreements in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable.

**(g)** The Borrowers shall have caused to be executed and delivered to the Agent such landlord waivers, collateral access agreements or other similar documents as the Agent may request.

**(h)** The representations and warranties of the Borrowers shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), the Borrowers shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Borrowers at or prior to the Closing Date, no Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the issuance of the Notes at the Closing, and since December 31, 2010, there shall have been no change which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Agent shall have received a certificate, executed by the chief executive officer of the Borrowers, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Agent, in the form attached hereto as Exhibit H.

## ARTICLE 6

## CREDIT PARTIES' REPRESENTATIONS AND WARRANTIES

As an inducement to the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Borrowers jointly and severally represents and warrants to each of the Agent and the Lenders that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Agent and the Lenders contemporaneously with the execution and delivery of this Agreement (the "**Schedules**")) are true and correct as of the Closing Date. The Schedules shall be arranged by the Borrowers in paragraphs corresponding to the sections and subsections contained in this ARTICLE 6.

**6.1 Organization and Qualification**. Each Borrower and each of its respective subsidiaries (which, for purposes of this Agreement, means any entity in which any Borrower, directly or indirectly, owns at least fifty percent (50%) of the Capital Stock or other Equity Interests ("**Subsidiaries**") are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby. Each Borrower and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 6.1, (a) no Borrower has any Subsidiaries and (b) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by a Borrower, as set forth therein. Santa Fe represents and warrants that Minera is a wholly-owned Subsidiary, but such Subsidiary has no assets, Properties or liabilities and is currently dormant.

**6.2 Authorization; Enforcement; Validity**. Each of the Borrowers has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which, in each case, such Person is a party, and to issue the Notes in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Borrowers have been duly authorized by each of the Borrowers' respective board of directors (or other governing body) and the consummation by the Borrowers of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes by the Borrowers, have been duly authorized by the respective Borrower's board of directors (or other governing body), and other than filings with "Blue Sky" authorities as required therein) no further filing, consent, or authorization is required by any Borrower, its board of directors (or other governing body) or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Borrowers thereto, and constitute the legal, valid and binding obligations of each of the Borrowers party thereto, enforceable against each of such Borrowers in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

**6.3 Issuance of Notes**. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. The issuance by the Borrowers of the Notes to the Lenders is exempt from registration under the 1933 Act.

**6.4 No Conflicts**. Except as set forth in Schedule 6.4, and in the case of (d) below, any items that do not and would not reasonably be expected to have a Material Adverse Effect, neither the execution, delivery and performance of the Transaction Documents by the Borrowers party thereto, the consummation by the Borrowers of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes) will (a) result in a violation of any Borrower's or any Subsidiary's certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other governing documents, or the terms of any Capital Stock or other Equity Interests of any Borrower or any of their Subsidiaries; (b) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any Borrower or any of their Subsidiaries is a party; (c) result in any "price reset" or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of any Borrower or any of their Subsidiaries; or (d) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (i) any Environmental Laws, or (ii) federal and state securities laws).

**6.5 Consents**. No Borrower is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than (a) filings required by the Security Documents and (b) as set forth on Schedule 6.5). All consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations of, filings and registrations which the Borrowers are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and each Borrower is unaware of any facts or circumstances which might prevent any of the Borrowers from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

**6.6 Subsidiary Rights**. Except as set forth on Schedule 6.6, each Borrower has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries as owned by any Borrower.

**6.7 Equity Capitalization**. As of the Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of each Borrower and each Subsidiary of each Borrower is as set forth on Schedule 6.7. All of such outstanding shares of Capital Stock or other Equity Interests of the Borrowers and their Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 6.7: (a) none of any Borrower or any Subsidiary's Capital Stock or other Equity Interest in any other Borrower or such Subsidiary is subject to preemptive rights or any other similar rights or any liens or

encumbrances suffered or permitted by such Borrower or such Subsidiary; (b) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in any Borrower or any of their Subsidiaries, or contracts, commitments, understandings or arrangements by which any Borrower or any of their Subsidiaries is or may become bound to issue additional Capital Stock or other Equity Interests in such Borrower or such Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interests in any Borrower or any of their Subsidiaries; (c) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any Borrower or any of their Subsidiaries; (d) there are no agreements or arrangements under which any Borrower or any of their Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act; (e) there are no outstanding securities or instruments of any Borrower or any of their Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any Borrower or any of their Subsidiaries is or may become bound to redeem a security of any Borrower or any of their Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes; (f) none of any Borrower or any of their Subsidiaries has any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement and (g) none of any Borrower or any of their Subsidiaries has any liabilities or obligations required to be disclosed in its financial statements (including the footnotes thereto) that are not so disclosed. Prior to the Closing, the Borrowers have provided to the Lenders true, correct and complete copies of (i) each Borrower's and each of their Subsidiary's certificate of incorporation, certificate of formation (or other applicable governing document), as amended and as in effect on the Closing Date, and (ii) each Borrower's and each of their Subsidiary's bylaws or limited liability company agreement, as applicable, as amended and as in effect on the Closing Date (or other applicable governing document). Schedule 6.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in any Borrower or any of their Subsidiaries and the material rights of the holders thereof in respect thereto.

**6.8 Indebtedness and Other Contracts**. Except for Indebtedness evidenced by the Subordinated Indebtedness Documents or as disclosed on Schedule 6.8, none of any Borrower or any of their Subsidiaries (a) has any Indebtedness (including pursuant to any debt securities, notes, credit agreements, credit facilities or other agreements evidencing any Indebtedness of any Borrower or any of its Subsidiaries or by which any Borrower or any of its Subsidiaries is or may become bound), (b) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, or (c) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

**6.9 Off Balance Sheet Arrangements**. Except as set forth in Schedule 6.9, there is no transaction, arrangement, or other relationship between any Borrower or any of their

Subsidiaries and an unconsolidated or other off balance sheet entity that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

**6.10 Ranking of Notes**. No Indebtedness of any of the Borrowers or any of their Subsidiaries will rank senior to or *pari passu* with the Notes in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise (other than Permitted Indebtedness, which Permitted Indebtedness may be *pari passu* with the Notes in right of payment).

**6.11 Title**. Except as described on Schedule 6.11, each of the Borrowers and their Subsidiaries has (a) good and marketable title to (in the case of fee interests in the Real Property), (b) valid leasehold interests in (in the case of leasehold interests in Real Property or personal Property), (c) adequate rights in (in the case of licensed interests in Intellectual Property Rights and Intellectual Property Rights that are not wholly owned by a Borrower or a Subsidiary), and (iv) good and marketable title to (in the case of all other personal Property) all of its Real Property and other Properties and assets owned by it which are material to the Business of such Borrower or such Subsidiary, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any Real Property and facilities held under lease by any Borrower or any of their Subsidiaries that are included in the Collateral, are held by it under valid, subsisting and enforceable leases.

**6.12 Intellectual Property Rights**. Each of the Borrowers and each of their Subsidiaries owns or possesses adequate and valid rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, trade secrets and other intellectual property rights ("**Intellectual Property Rights**") that are necessary to conduct its respective businesses and no Borrower or Subsidiary has previously granted any Lien on any such Intellectual Property Rights other than Permitted Liens. Except as described on Schedule 6.12, no registered Intellectual Property Rights that are owned by a Borrower or a Subsidiary have expired or terminated, or are expected to expire or terminate within five (5) years from the Closing Date. Except as described on Schedule 6.12, (a) none of any Borrower or any of their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any Borrower or any of their Subsidiaries of Intellectual Property Rights of other Persons; (b) none of any Borrower or any of their Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights owned by any Borrower or any of their Subsidiaries; (c) there is no claim, action or proceeding pending before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority or, to the knowledge of each of the Borrowers, threatened in writing, against any Borrower or any of their Subsidiaries contesting or challenging the validity, scope or enforceability of, or a Borrower's or Subsidiary's ownership of or right to use, its owned Intellectual Property Rights or the Intellectual Property Rights it licenses from other Persons; and (d) none of any Borrower or any of their Subsidiaries is aware of any facts or circumstances which reasonably could be expected to give rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Borrowers and their Subsidiaries has taken and is taking commercially reasonable security measures to maintain and protect the secrecy, confidentiality and value of its Intellectual Property Rights.

6.13 **Creation, Perfection, and Priority of Liens**. The Security Documents are effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements and Intellectual Property Security Agreement) enforceable perfected first priority security interest and Lien in the Collateral described therein as security for the obligations under the Notes to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law including without limitation, the uniform commercial code as in effect in any applicable jurisdiction ("**UCC**") and any other applicable governmental agencies.

6.14 **Absence of Certain Changes**. Except as disclosed in Schedule 6.14, since March 31, 2011 (the "**Diligence Date**"), there has been no Material Adverse Effect of any Borrower or any of their Subsidiaries. Except as disclosed in Schedule 6.14, since the Diligence Date, neither any Borrower nor any of their Subsidiaries has (a) declared or paid any dividends, (b) sold any assets (other than the sale of Inventory in the ordinary course of business) or (c) had capital expenditures, individually or in the aggregate, in excess of $500,000. Neither any Borrower nor any of their Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor do any Borrower or any of their Subsidiaries have any knowledge that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Neither any Borrower nor any of their Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Neither any Borrower nor any of their Subsidiaries (i) has any knowledge of any facts or circumstances which leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within three (3) years from the Closing Date; or (ii) is, as of the Closing Date, or after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent.

6.15 **Absence of Litigation**. Except as set forth in Schedule 6.15, there is no action, suit, proceeding, inquiry or investigation before or by any Governmental Authority (in each case, a "**Proceeding**") pending or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower, or any Borrower's Subsidiaries or any of their respective officers or directors that (i) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (ii) if adversely determined, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (iii) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Schedule 6.15 sets forth all Proceedings that have been resolved or settled in the past five (5) years.

6.16 **No Undisclosed Events, Liabilities, Developments or Circumstances**. Except for the transactions contemplated by the Transaction Documents and as set forth on Schedule 6.16, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur or may occur with respect to any Borrower or any of their Subsidiaries or their respective business, properties, prospects, operations or financial condition, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.17 **No Disagreements with Accountants and Lawyers**. There are no disagreements of any kind presently existing, or reasonably anticipated by any Borrower or any of their Subsidiaries to arise, between any Borrower or any of their Subsidiaries and the accountants and lawyers formerly or presently employed by Borrowers and their Subsidiaries which could affect the ability of the Borrowers to perform any of their obligations under any of the Transaction Documents.

6.18 **Placement Agent's Fees**. Except as described on Schedule 6.18, (a) no Borrower has engaged any placement agent or other agent in connection with the sale of the Notes and (b) no placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by the Lenders or their investment advisors) relating to or arising out of the transactions contemplated hereby are due or payable.

6.19 **Tax Status**. Borrowers and their Subsidiaries (a) have made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which they are subject, except prior to the Closing Date where any failure to do so did not result in any material penalties to Borrowers or their Subsidiaries, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (c) have set aside on their books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by Borrowers or such Subsidiaries as shall be required in conformity with GAAP), and the officers of each of the Borrowers and their Subsidiaries know of no basis for any such claim.

6.20 **Transfer Taxes**. On the Closing Date, all transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Notes to be sold to each Lender hereunder will be, or will have been, fully paid or provided for by the Borrowers, and all laws imposing such taxes will be or will have been complied with.

6.21 **Conduct of Business; Compliance with Laws; Regulatory Permits**. Neither any Borrower nor any of their Subsidiaries is in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents. Neither any Borrower nor any of their Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to any Borrower or any of their Subsidiaries. Except as set forth on Schedule 6.21, the Borrowers and their Subsidiaries possess all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and all other appropriate regulatory authorities necessary to conduct their respective businesses, and neither any Borrower nor any of their Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits, except to the extent that failure to comply with the foregoing would not have a Material Adverse Effect.

**6.22** **Foreign Corrupt Practices**. Neither any Borrower nor any of their Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of any Borrower or any of their Subsidiaries has, in the course of its actions for, or on behalf of, any Borrower or any of their Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

**6.23** **Environmental Laws**. Except as, in the aggregate could not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 6.23:

**(a)** none of the facilities or properties currently or formerly owned, leased or operated by any Borrower or its Subsidiaries (collectively, the "**Real Properties**") contain or previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under, any Environmental Law;

**(b)** no Borrower or any of its Subsidiaries has received any notice of actual or alleged violation, non-compliance or liability regarding compliance with Environmental Laws or other environmental matters or with respect to any of the Properties or the business operated by any Borrower or any of its Subsidiaries (the "**Business**"), nor is there any reason to believe that any such notice will be received or is being threatened;

**(c)** the Properties and all operations at the Properties are and formerly have been in compliance with all applicable Environmental Laws and there are no Hazardous Materials at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business;

**(d)** Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to allocation that could result in liability under, any Environmental Law; no Hazardous Materials have generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could result in liability under, any Environmental Law; no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could result in liability under Environmental Laws;

**(e)** no administrative or government action or judicial proceeding is pending or to knowledge or Borrowers, threatened, under any Environmental Law to which any Borrower or any of its Subsidiaries is or will be a party with respect to the Properties or the Business, nor are there any decrees or order or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business; and

**(f)** no Borrower or any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

**6.24 Margin Stock**. Neither any Borrower nor any of their Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the issuance of any Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

**6.25 ERISA**. Except as set forth on Schedule 6.25, neither any Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Except as set forth on Schedule 6.25, neither any Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in material compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to Borrowers' knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. Neither any Borrower nor any ERISA Affiliate has (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is "at risk" within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code or (v) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

**6.26 Investment Company**. Neither any Borrower nor any of their Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

**6.27 U.S. Real Property Holding Corporation**. Neither any Borrower nor any of their Subsidiaries is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Borrowers will so certify upon the request of any Lender.

**6.28 Internal Accounting and Disclosure Controls**. Borrowers and their Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets and liabilities is compared

with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. During the twelve (12) months prior to the Closing Date, neither any Borrower nor any of their Subsidiaries has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any Borrower or any of their Subsidiaries.

**6.29 Financial Statements.** Each of (a) the consolidated audited financial statements of the Borrowers and their Subsidiaries dated June 30, 2010, December 31, 2009 and December 31, 2008 for the twelve (12) months then ended, and (b) the unaudited statements of income, cash flows and changes in stockholders' equity dated March 31, 2011 and for the nine (9) month period then ended, have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Borrowers and their Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

**6.30 Transactions With Affiliates**. Except (i) as set forth on Schedule 6.30 and (ii) for transactions that have been entered into on terms no less favorable to Borrowers and their Subsidiaries than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of any Borrower or any of their Subsidiaries is presently a party to any transaction with any Borrower or any of their Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

**6.31 Acknowledgment Regarding Lender's Purchase of Notes**. Each of the Borrowers acknowledges and agrees that each Lender is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Lender is (a) an officer or director of any Borrower or any of their Subsidiaries, or (b) an Affiliate of any Borrower or any of their Subsidiaries. Each of the Borrowers further acknowledges that no Lender is acting as a financial advisor or fiduciary of any Borrower or any of their Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Lender's purchase of the Notes. Each of the Borrowers further represents to each Lender that each Borrower's decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by such Person and its respective representatives.

**6.32 Insurance**. Borrowers and their Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Borrowers and their Subsidiaries are engaged.

Neither any Borrower nor any of their Subsidiaries has been refused any insurance coverage sought or applied for and neither any Borrower nor any of their Subsidiaries believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

**6.33** **Employee Relations**. Neither any Borrower nor any of their Subsidiaries is a party to any collective bargaining agreement or employs any member of a union in such person's capacity as a union member or to perform union labor work. Each of the Borrowers believes that its relations with its employees are good. As of the Closing Date, no executive officer of any Borrower or any of their Subsidiaries has notified such Borrower or such Subsidiary that such officer intends to leave such Borrower or such Subsidiary or otherwise terminate such officer's employment with such Borrower or such Subsidiary. As of the Closing Date, no executive officer of any Borrower or any of their Subsidiaries, to the knowledge of the Borrowers, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Borrowers and their Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

**6.34** **Patriot Act**. To the extent applicable, Borrowers and their Subsidiaries are in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

**6.35** **Material Contracts**. Schedule 6.35 contains a true, correct and complete list of all the Material Contracts of Borrowers and their Subsidiaries, and all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

## ARTICLE 7

## COVENANTS

**7.1** **Financial Covenants**. The Borrowers shall, and shall cause their Subsidiaries to, comply with the following financial covenants:

**(a)** Commencing on the Closing Date and ending on September 30, 2011, maintain a minimum monthly Revenue of not less than $400,000 and thereafter, maintain a minimum monthly Revenue of not less than $600,000.

**(b)** At all times, maintain a minimum cash balance of $500,000.

**7.2** **Deliveries**. The Borrowers agree to deliver the following to the Agent and each Holder:

(a) **Monthly Financial Statements.** As soon as available and in any event within ten (10) days after the end of each month (including December), the consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrowers and their Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, and certified by the chief financial officer of the Borrowers as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of the Borrowers and their Subsidiaries, subject to normal year end adjustments and absence of footnote disclosure, in a form and substance reasonably acceptable to the Borrowers and the Agent.

(b) **Annual Financial Statements.** As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the audited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders' equity and cash flows of the Borrowers and their Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Borrowers as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of the Borrowers and their Subsidiaries, accompanied by an opinion of the Borrowers' current, independent accounting firm.

(c) **Compliance Certificate.** On the dates that the financial statements under clause (a) above are delivered, a duly completed Compliance Certificate, with appropriate insertions, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrowers by the chief financial officer of the Borrowers, (i) containing a computation of the covenants set forth in Section 7.1 hereof, (ii) indicating whether or not the Borrowers are in compliance with each covenant set forth in ARTICLE 7 of the Agreement and whether each representation and warranty contained in ARTICLE 6 of the Agreement is true and correct as though made on such date (except for representations and warranties that speak as of a specific date), and (iii) to the effect that such officer has not become aware of any Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) that has occurred and is continuing or, if there is any such Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default), describing it and the steps, if any, being taken to cure it.

(d) **Agings.** On the dates that the financial statements under clause (a) above are delivered, a monthly trial balance showing accounts receivable outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days, 91 days to 120 days and 120 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent.

7.3 **Notices**. The Borrowers agree to deliver the following to the Agent and each Holder:

**(a) Collateral Information.** Upon request of the Agent, a certificate of one of their duly authorized officers (i) confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to the Agent on the Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section 7.3(a) and identifying any such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and other appropriate filings, recordings and registrations have been filed of record in each governmental, municipal and other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such certificate) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

**(b) Auditor Reports.** Promptly upon receipt thereof, copies of any reports submitted by the Borrowers' independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Borrower or any of their Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of any Borrower or any of their Subsidiaries in connection with their services.

**(c) Notice of Default.** Promptly upon any officer of a Borrower obtaining knowledge (i) of any condition or event that constitutes an Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) or that notice has been given to a Borrower with respect thereto; (ii) that any Person has given any notice to the Borrower or taken any other action with respect to any event or condition set forth in ARTICLE 9; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Borrowers have taken, are taking and propose to take with respect thereto.

**(d) Notice of Litigation.** Promptly upon any officer of a Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any adverse Proceeding not previously disclosed in writing by the Borrowers to the Agent and the Holders, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrowers to enable the Agent and the Holders and their counsel to evaluate such matters.

**(e) ERISA.** (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) any Borrower or any of their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial

Information) to the annual report (Form 5500 Series) filed by any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Holder shall reasonably request.

**(f) Insurance Report.** Promptly upon request of the Agent, a report by the Borrowers' insurance broker(s) in form and substance satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Borrowers and all material insurance coverage planned to be maintained by the Borrowers in the immediately succeeding Fiscal Year.

**(g) Environmental Reports and Audits.** As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by any Borrower or any of their Subsidiaries or which relate to any environmental liabilities of any Borrower or any of their Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

**(h) Corporate Information.** Thirty (30) days' prior written notice of any change (i) in any Borrowers' corporate name, (ii) in any Borrowers' identity or organizational structure, (iii) in any Borrowers' jurisdiction of organization, or (iv) in any Borrowers' Federal Taxpayer Identification Number or state organizational identification number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement and other Transaction Documents.

**(i) Tax Returns.** Within ten (10) days following request by the Agent or any Holder, copies of each federal income tax return filed by or on behalf of Borrowers and requested by such Holder.

**(j) Event of Loss.** Promptly (and in any event within three (3) Business Days), notice of any claim with respect to any liability against any Borrower or any of their Subsidiaries that (i) is in excess of $500,000, (ii) could reasonably be expected to result in a Material Adverse Effect or (iii) with or without the passage of time, could reasonably be expected to constitute an Event of Loss.

**(k) Dispositions.** Promptly (and in any event within three (3) Business Days), notice of any asset sales, transfers or other dispositions (other than the sale of Inventory in the ordinary course of business) that are in excess of $500,000 in the aggregate in any Fiscal Year.

**(l) Other Information.** Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Borrower to its security holders acting in such capacity or by any of their

Subsidiaries to their security holders other than another Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Borrower or any of their Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority (iii) all press releases and other statements made available generally by any Borrower or any of their Subsidiaries to the public concerning material developments in the business of any Borrower or any of their Subsidiaries, and (iv) such other information and data with respect to any Borrower or any of their Subsidiaries as from time to time may be reasonably requested by any Holder.

**7.4** **Rank**. Except as set forth on Schedule 7.4, all Indebtedness due under the Notes shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of Borrowers and their Subsidiaries.

**7.5** **Incurrence of Indebtedness**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.

**7.6** **Existence of Liens**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.

**7.7** **Restricted Payments**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly,

**(a)** declare or pay any dividend or make any other payment or distribution on account of any Borrower's or any of their Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Borrower or any of their Subsidiaries) or to the direct or indirect holders of any Borrower's or any of their Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions by a Subsidiary of a Borrower to a Borrower or a wholly-owned Subsidiary of a Borrower that is a Borrower;

**(b)** purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving any Borrower or any of their Subsidiaries) any Equity Interests of any Borrower or any of their Subsidiaries or any direct or indirect parent of any Borrower or any of their Subsidiaries;

**(c)** make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Borrower or any of their Subsidiaries (or set aside or escrow any funds for any such purpose), except for (i) payments of principal, interest and other amounts under the Notes, and (ii) subject to the terms of applicable subordination terms, if any, regularly scheduled non-accelerated payments of principal, interest and other amounts under Permitted Indebtedness; or

**(d)** except as set forth on Schedule 7.7(d), pay any management, consulting or similar fees (except, for the avoidance of doubt, payment of salaries of employees in the ordinary course of business) to any Affiliate of any Borrower or to any officer, director or employee of any Borrower or any Affiliate (including, without limitation, the Sponsor and its Affiliates) of any Borrower.

**7.8 Mergers; Acquisitions; Asset Sales**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, (a) be a party to any merger or consolidation, or Acquisition, or (b) consummate any Asset Sale other than Permitted Dispositions.

**7.9 No Further Negative Pledges**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Agent or the Holders as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens; provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).

**7.10 Affiliate Transactions**. Except as set forth on Schedule 6.30, Borrower shall, and no Borrower shall permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower or any of their Subsidiaries, unless such transaction is on terms that are no less favorable to such Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate and are fully disclosed in writing to Agent prior to consummation thereof.

**7.11 Insurance**.

**(a)** The Borrowers shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrowers, with such companies, in such amounts, with such deductibles and under policies in substantially similar form as in place as of the Closing Date. Certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Closing Date, delivered to the Agent, and shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to the Agent, for the benefit of the Holders. Such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall give the Agent at least thirty (30) days' written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of a Borrower or any other Person shall affect the right of the Agent to recover under such policy of insurance in case of loss or damage. Each Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Agent. Each Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or

agents designated by the Agent) as such Person's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that if no Event of Default shall have occurred and be continuing, such Borrower may make, settle and adjust claims involving less than $100,000 in the aggregate without the Agent's consent.

**(b)** The Borrowers shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in the Business with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent and certificates of insurance or, if requested by the Agent, original (or certified) copies of such insurance policies have been or shall be, no later than the Closing Date, delivered to the Agent; each such policy shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company shall give the Agent at least thirty (30) days' written notice before any such policy shall be altered or canceled.

**(c)** If any Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Agent, without waiving or releasing any obligation or default by the Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent reasonably deems advisable. Such insurance, if obtained by the Agent, may, but need not, protect each Borrowers' interests or pay any claim made by or against any Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Borrowers may be able to obtain on their own and may be cancelled only upon the Borrowers providing evidence that they have obtained the insurance as required above. All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute part of the obligations due and owing hereunder, shall be payable on demand by the Borrowers to the Agent and, until paid, shall bear interest at the highest rate applicable to Notes hereunder.

**7.12 Corporate Existence and Maintenance of Properties**. Each Borrower shall, and each Borrower shall cause each of its Subsidiaries to, maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). Each Borrower shall, and each Borrower shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrowers and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

**7.13 Non-circumvention**. Each Borrower hereby covenants and agrees that neither any of the Borrowers nor any of their Subsidiaries will, by amendment of its certificate of

incorporation, certificate of formation, limited liability company agreement, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all action as may be required to protect the rights of the Holders of the Notes.

**7.14** **Conduct of Business**. The Borrowers shall not conduct the Business in violation of any law, ordinance or regulation of any Governmental Authority, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. The Borrowers shall not engage in any line of business other than the Business and activities incidental thereto.

**7.15** **U.S. Real Property Holding Corporation**. None of the Borrowers shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.

**7.16** **Compliance with Laws**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, (i) fail to comply in all material respects with federal, state and other applicable securities laws, or (ii) fail to comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws); provided, however, that the disclosure of a violation of a law shall not be deemed material solely by virtue of the disclosure thereof.

**7.17** **Additional Collateral**. With respect to any Property acquired after the Issuance Date by any Borrower as to which the Agent, for the benefit of the Holders, does not have a perfected Lien, such Borrower shall promptly (i) execute and deliver to the Agent, for the benefit of the Holders, or its agent such amendments to the Security Documents or such other documents as the Agent, for the benefit of the Holders, deems necessary or advisable to grant to the Agent, for the benefit of the Holders, a security interest in such Property and (ii) take all other actions necessary or advisable to grant to the Agent, for the benefit of the Holders, a perfected first priority security interest in such Property, including, without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent.

**7.18** **Audit Rights; Field Exams; Appraisals; Meetings**.

**(a)** The Borrowers shall, upon reasonable notice and during reasonable business hours (except during the continuance of an Event of Default when no such limitations shall apply), subject to reasonable safety and security procedures, and at the Borrowers' sole cost and expense, permit the Agent and each Holder (or any of their respective designated representatives) to visit and inspect any of the properties of any Borrower or any of their Subsidiaries, to examine the books of account of any Borrower or any of their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance

examiners or independent auditors), all at such reasonable times and intervals as the Agent and the Holders may reasonably request.

**(b)** The Borrowers shall, upon reasonable notice and during reasonable business hours, subject to reasonable safety and security procedures, and at the Borrowers' sole cost and expense, permit the Agent (or any of its designated representatives) and each Holder to conduct field exams of the Collateral, all at such reasonable times and intervals as the Agent may reasonably request.

**(c)** The Borrowers shall, at Agent's request and upon reasonable notice, and at the Borrowers' sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm satisfactory to the Agent.

**(d)** The Borrowers will, upon the request of the Agent or the Required Holders, participate in a meeting of the Agent and the Holders twice during each Fiscal Year to be held at the Borrowers' corporate offices (or at such other location as may be agreed to by the Borrower Representative and the Agent) at such time as may be agreed to by the Borrower Representative and the Agent.

**7.19** **Pledge of Notes**. Each of the Borrowers acknowledges and agrees that the Notes may be pledged by a Holder in connection with a bona fide margin account or other loan or financing arrangement that is secured by the Notes; provided such pledge is made in compliance with applicable federal and state securities laws. Such pledge of Notes shall not be deemed to be a transfer, sale or assignment of the Notes hereunder, and no Holder effecting such pledge of Notes shall be required to provide any Borrower with any notice thereof or otherwise make any delivery to any Borrower pursuant to this Agreement or any other Transaction Document, unless required in connection with registration of the Notes or by applicable law. Each of the Borrowers hereby agrees to execute and deliver such documentation as a pledgee of the Notes may reasonably request in connection with a pledge of the Notes to such pledgee by Holder.

**7.20** **Additional Issuances of Securities**. Except for a Permitted Disposition, none of the Borrowers or any of their Subsidiaries shall, directly or indirectly, issue, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant or any option to purchase or other disposition of) any of its debt securities or Equity Interests, including without limitation any debt, preferred stock or other instrument or security that may be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for shares of Equity Interests, convertible securities or debt securities from the date hereof, without the prior written consent of the Agent and the Required Holders.

**7.21** **Use of Proceeds**. The Borrowers will use the proceeds from the sale of the Notes only for: (a) accrued expenses; (b) costs, expenses, and all other payments contemplated by the Transaction Documents; and (c) general working capital.

**7.22** **Fees**. The Borrowers, on behalf of themselves and the other Borrowers, shall pay the Lenders the fees and expenses set forth in the Fee Letter, and shall reimburse the

Lenders or their designee(s) for reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amounts shall be withheld by each Lender from the Purchase Price paid by such Lender on the Closing Date. In addition, the Borrowers shall, within five (5) Business Days of receiving a request from any Lender or the Agent therefor, reimburse such Lender for any additional reasonable legal fees incurred post-closing in connection with perfecting the Lenders' security interests and any additional filing or recording fees in connection therewith. The Borrowers shall be responsible for the payment of, and shall pay, any placement agent's fees, financial advisory fees, or broker's commissions relating to or arising out of the transactions contemplated hereby, and shall hold each Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

**7.23 Modification of Organizational Documents and Certain Documents**. Borrowers shall not, without the prior written consent of the Agent or the Required Holders, permit the charter, by-laws or other organizational documents of any Borrower, or any Material Contract, to be amended or modified.

**7.24 Joinder**. The Borrowers shall notify the Holders prior to the formation or acquisition of any Subsidiaries. For any Subsidiaries formed or acquired after the Closing Date, the Borrowers shall at their own expense, upon formation or acquisition of such Subsidiary (provided, in the case of Foreign Subsidiaries, no 956 Impact would arise as a result thereof), cause each such Subsidiary to execute an instrument of joinder (a "**Joinder Agreement**") in form and substance reasonably satisfactory to the Agent obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by the Agent and cause the applicable Person that owns the Equity Interests of such Subsidiary to pledge to the Holders one hundred percent 100% of the Equity Interests owned by it of each such Subsidiary formed or acquired after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby (provided that with respect to any First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary's outstanding voting Equity Interests and one hundred percent (100%) of such Foreign Subsidiary's outstanding non-voting Equity Interests). Each Borrower and Lender and the Agent hereto acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Guarantor to reflect information relating to such New Guarantor. Compliance with this Section 7.25 shall not excuse any violation of Section 7.8. A "**956 Impact**" will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Equity Interests of, a Foreign Subsidiary, would result in material incremental income tax liability under Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.

**7.25 Investments**. No Borrower shall, and no Borrower shall permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person in excess of $250,000, except the following:

(a) Cash Equivalent Investments;

(b) bank deposits in the ordinary course of business;

(c) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(d) advances made in connection with purchases of goods or services in the ordinary course of business;

(e) Investments owned by the Borrowers and their Subsidiaries on the Closing Date as set forth on Schedule 7.26;

(f) deposits of cash in the ordinary course of business to secure performance of operating leases; and

(g) guaranties that constitute Permitted Indebtedness.

7.26 **Confidentiality**. The Agent and each Lender agree to take normal and commercially customary and reasonable precautions to maintain the confidentiality of all non-public information provided to it by the Borrowers or by any other Person on the Borrowers' behalf in connection with this Agreement or the other Transaction Documents. In any event, the Agent and Lenders or Holders may disclose such information (a) at the request of any Governmental Authority, (b) pursuant to a subpoena or other process of a court or other Governmental Authority having jurisdiction over the Agent or Lenders or any Holder, (c) when required to do so in accordance with provisions of applicable law, (d) to such Person's independent auditors, attorney and other professional advisors which agrees to be bound by this **Section 7.26**, (e) if such information has become public other than through disclosure by such Person, (f) in connection with any litigation involving such Person, or (g) to any Affiliate of such Person which agrees to be bound by the terms of this **Section 7.26**.

7.27 **Minera to Remain Dormant**. Minera is to remain a dormant Subsidiary. No Borrower shall or shall permit any of its Subsidiaries to, transfer, pledge, or otherwise assign any assets or Properties into Minera.

7.28 **Post-Closing Covenants**. The Borrowers shall execute and deliver the documents and complete the tasks set forth on Schedule 7.28, in each case within the limits specified on Schedule 7.28.

7.29 **Further Assurances**. At any time or from time to time upon the request of the Agent, each Borrower will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Transaction Documents. In furtherance and not in limitation of the foregoing, each Borrower shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of the Borrowers (other than Subsidiaries that are themselves Borrowers) and secured by substantially

all of the assets of the Borrowers and their Subsidiaries (in each case provided, in the case of Foreign Subsidiaries, no 956 Impact would arise as a result thereof).

## ARTICLE 8

## RIGHTS UPON EVENT OF DEFAULT

**8.1** **Event of Default**. Each of the following events shall constitute an "**Event of Default**":

**(a)** any Borrowers' failure to pay to the Agent and/or Holders and/or Lenders any amount of principal, interest (including interest calculated at the Default Rate), Late Charges, redemptions or other amounts when and as due under this Agreement and the Notes (including, without limitation, Borrowers' failure to pay any redemption payments or amounts hereunder or under the Notes) or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby; provided that, solely for purposes of the Borrowers' failure to pay to the Agent and/or Holders and/or Lenders any amount of interest, the first such failure during any Fiscal Year continues for a period of three (3) days;

**(b)** any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness of any Borrower or any of their Subsidiaries in excess of $100,000; provided, that, (i) the Borrowers' shall have ten (10) Business Days to cure any default hereunder, and (ii) in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Notes, no Event of Default shall exist as a result of such cured default or rescinded acceleration;

**(c)** (i) any Borrower or any of their Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code or any similar federal, foreign or state law for the relief of debtors (collectively, "**Bankruptcy Law**"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a "**Custodian**") for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of any Borrower or any of their Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 10.1(c) or Section 10.1(d);

**(d)** a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against any Borrower or any of their Subsidiaries in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of any Borrower or any of their Subsidiaries and such appointment continues for thirty (30) days, (iii) orders the liquidation of any Borrower or any of their Subsidiaries, or (iv) issues a warrant of attachment, execution or

similar process against any substantial part of the property of any Borrower or any of their Subsidiaries;

(e) a final judgment or judgments for the payment of money in excess of $100,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against any Borrower or any of their Subsidiaries and which judgments are not, within fifteen (15) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within fifteen (15) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Borrower or Subsidiary provides the Holders a written statement from such insurer (which written statement shall be reasonably satisfactory to the Agent and the Required Holders) to the effect that such judgment is covered by insurance and such Borrower or Subsidiary will receive the proceeds of such insurance within fifteen (15) days following the issuance of such judgment;

(f) any Borrower breaches any covenant, or other term or condition of any Transaction Document or any other agreement with the Agent or any Holder, except (i) in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 7.1, 7.2, 7.3(c), 7.4 through 7.10, 7.13, 7.18, 7.20, 7.21, and 7.25 of this Agreement) that is curable, only if such breach continues for a period of ten (10) Business Days, and (ii) a breach addressed by the other provisions of this Section 8.1;

(g) a Change of Control occurs;

(h) any representation or warranty made by any Borrower herein or any other Transaction Document is breached or is false or misleading, each in any material respect;

(i) any "Event of Default" occurs and is continuing with respect to any of the other Transaction Documents;

(j) any breach of or material amendment to, any of the Sandstorm Agreements or Sulane Agreements;

(k) the repudiation by any Borrower of any of its obligations under any Security Document, or any Security Document or any term thereof shall cease to be, or is asserted by any Borrower not to be, a legal, valid and binding obligation of any Borrower enforceable in accordance with its terms;

(l) any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Borrower not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);

**(m)** any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over such Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that it has any liability or obligation purported to be created under any Transaction Document;

**(n)** the occurrence of any event which would reasonably be expected to have a Material Adverse Effect;

**(o)** any Borrower or Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

**(p)** if Pierce Carson shall, at any time for any reason, cease to be the employed in the same position and with duties substantially similar to those held as of the Closing Date;

**(q)** (i) any material decline or depreciation in the value or market price of the Collateral (whether actual or reasonably anticipated, but excluding declines relating to commodity prices and general economic conditions), which causes such Collateral, in the sole opinion of the Agent acting in good faith, to become unsatisfactory as to value or character, or which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence, or (ii) any other event or circumstance which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence (but excluding declines relating to commodity prices and general economic conditions);

**(r)** (i) there occurs one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Borrowers or any of their Subsidiaries in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code;

**(s)** any failure on the part of Santa Fe to timely file its quarterly reports on Form 10-Q, its annual report on Form 10-K or any proxy statement; or

**(t)** any breach, default or event of default (monetary or otherwise) shall occur with respect to any Material Contract as a result of which any party thereto (other than a Borrower or any of their Subsidiaries) shall exercise its rights and remedies thereunder.

**8.2 Acceleration Right.**

**(a)** Promptly after the occurrence of an Event of Default, the Borrowers shall deliver written notice thereof via email, facsimile and overnight courier (an "**Event of Default Notice**") to the Agent and the Holders. At any time after the earlier of the Agent's and the Holders' receipt of an Event of Default Notice and the Agent and the Holders becoming aware of an Event of Default which has not been cured or waived, the Agent may require the Borrowers to

redeem all or any portion of the Notes (an "**Event of Default Redemption**") by delivering written notice thereof (the "**Event of Default Redemption Notice**") to the Borrower Representative, which Event of Default Redemption Notice shall indicate the portion of the Notes that Required Holders are requiring the Borrowers to redeem; provided, that upon the occurrence of any Event of Default described in Section 8.1(c) or Section 8.1(d), the Notes, in whole, shall automatically, and without any action on behalf of the Agent or any Holder, be redeemed by the Borrowers. All Notes subject to redemption by the Borrowers pursuant to this Section 10.2 shall be redeemed by the Borrowers at a price equal to the outstanding principal amount of the Notes, plus accrued and unpaid interest, Late Charges and all other amounts due under the Transaction Documents (the "**Event of Default Redemption Price**").

**(b)** In the case of an Event of Default Redemption, the Borrowers shall deliver the applicable Event of Default Redemption Price to the Agent within three (3) Business Days after the Borrower Representative's receipt of the Event of Default Redemption Notice. In the case of an Event of Default Redemption of less than all of the principal of the Notes, the Borrowers shall promptly cause to be issued and delivered to the Holders new Notes (in accordance with Section 2.7) representing the outstanding principal which has not been redeemed.

**8.3** **Consultation Rights**. Without in any way limiting any remedy that the Holders may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this ARTICLE 8) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of the Agent, the Required Holders or the Borrowers shall hire or otherwise retain a consultant, advisor or similar Person acceptable to the Agent to advise the Borrowers with respect to their business and operations.

**8.4** **Other Remedies**. The remedies provided herein and in the Notes shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Agent's or any Holder's right to pursue actual and consequential damages for any failure by the Borrowers to comply with the terms of this Agreement, the Notes and the other Transaction Documents. Amounts set forth or provided for herein and in the Notes with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Borrowers (or the performance thereof). Each of the Borrowers acknowledges that a breach by it of its obligations hereunder and under the Notes and the other Transaction Documents will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Borrowers therefore agree that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

## AGENCY PROVISIONS

**9.1** **Appointment**. Each of the Holders hereby irrevocably designates and appoints the Agent as the administrative agent and collateral agent of such Holder (or the Holders represented by it) under this Agreement and the other Transaction Documents for the

term hereof (and Agent hereby accepts such appointment), and each such Holder irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Transaction Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Agent. Any reference to the Agent in this Agreement or the other Transaction Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Holder. Each Lender hereby consents and agrees to the execution by Agent on behalf of such Lender of the Subordination Agreements and further agrees to be bound by the terms and provisions thereof.

## ARTICLE 10

## MISCELLANEOUS

**10.1 Payment of Expenses**. The Borrowers shall reimburse Agent and the Holders on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees (whether for internal or outside counsel), incurred by Agent and the Holders in connection with (i) the documentation and consummation of the transactions contemplated hereunder and any other transactions between the Borrowers and Agent and the Holders, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs; (ii) the collection, protection or enforcement of any rights in or to the Collateral; (iii) the collection of any Obligations; (iv) the administration and enforcement of Agent's and any Holder's rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent or the Holders for such purposes); (v) costs associated with any refinancing or restructuring of the Notes whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; (vi) all reasonable out-of-pocket costs and expenses of the Agent and the Holders and their assignees (including, without limitation, attorneys' fees) in connection with the assignment, transfers or syndication of the Notes; and (vii) all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder's or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Holders), that may be payable in connection with the Notes contemplated by this Agreement and the other Transaction Documents. The Borrowers shall also pay all normal service charges with respect to all accounts maintained by the Borrowers with the Holders and any additional services requested by the Borrowers from the Holders. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Borrowers to the Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to Notes hereunder. Without limiting the foregoing, if (a) any Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or any Holder otherwise takes action to

collect amounts due under such Note or to enforce the provisions of such Note or (b) there occurs any bankruptcy, reorganization, receivership of any Borrower or other proceedings affecting creditors' rights and involving a claim under such Note, then the Borrowers shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys' fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).

**10.2 Governing Law; Jurisdiction; Jury Trial**. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

**10.3 Counterparts**. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

**10.4 Headings**. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

**10.5 Severability**. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

**10.6 Entire Agreement; Amendments**. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the

Lenders, the Borrowers, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Borrowers or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Borrowers, the Agent and the Required Holders (or the Agent with the consent of the Required Holders) (provided, that no amendment or waiver hereof shall increase any Lender's obligations hereunder or materially adversely affect the rights of such Lender hereunder, in either case, without such Lender's written consent; and provided, further, no amendment or waiver shall extend the due date of any payment hereunder or under the Notes, decrease the amount of interest or other compensation payable hereunder or under the Notes, or modify Section 7.1 without the consent of the Holders of all Notes), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 10.6 shall be binding on all Lenders and Holders, as applicable. No such amendment or waiver shall be effective to the extent that it applies to less than all of the Holders of the applicable Notes then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or Holders, as the case may be. None of the Borrowers has, directly or indirectly, made any agreements with any Lenders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Borrowers confirms that, except as set forth in this Agreement, no Lender has made any commitment or promise or has any other obligation to provide any financing to the Borrowers or otherwise.

**10.7 Notices**. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to any of the Borrowers:

c/o Santa Fe Gold Corporation
11128 Pennsylvania NE, Suite 200
Albuquerque, NM 87110
Telephone:
Facsimile: (505) 255-4852
Attention: W. Pierce Carson

With a copy (for informational purposes only) to:

The Jordaan Law Firm, PLLC

5950 Sherry Lane, 4th Floor
Dallas, Texas 75225
Telephone: (214) 202-7449
Facsimile: (214) 751-8983

If to the Agent:

Victory Park Management, LLC
227 W. Monroe Street, Suite 3900
Chicago, Illinois 60606
Telephone: (312) 705-2786
Facsimile: (312) 701-0794
Attention: Scott R. Zemnick, General Counsel

If to a Lender, to its address and facsimile number set forth on the Schedule of Lenders, with copies to such Lender's representatives as set forth on the Schedule of Lenders,

with a copy (for informational purposes only) to:

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, CO 80202
Telephone: (303) 223-1100
Facsimile: (303) 223-1111
Attention: Adam J. Agron

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (a), (b) or (c) above, respectively.

**10.8 Successors and Assigns**. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Notes. None of the Borrowers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Holders of the Notes, including by way of a Change of Control. A Lender may assign some or all of its rights and obligations hereunder in connection with transfer of any of its Notes without the consent of the Borrowers, in which event such assignee shall be deemed to be the Lender hereunder with respect to such assigned rights and obligations, and the Borrowers shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be for the benefit of such Holder (as well as the other Holders).

**10.9 No Third Party Beneficiaries**. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

**10.10 Survival**. The representations, warranties, agreements and covenants of the Borrowers and the Lenders contained in the Transaction Documents shall survive the Closing. Each Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

**10.11 Further Assurances**. Each Borrower shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

**10.12 Indemnification**. In consideration of each Lender's execution and delivery of the Transaction Documents and acquiring the Notes thereunder and in addition to all of the Borrowers' other obligations under the Transaction Documents, the Borrowers shall jointly and severally defend, protect, indemnify and hold harmless each Lender and each other Holder of any Notes and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "**Indemnitees**") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "**Indemnified Liabilities**"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Borrower in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Borrower contained in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Borrower as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, (d) any claim for placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by the Lenders or their investment advisors) relating to or arising out of the transactions contemplated hereby, or (e) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Borrower) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes, or (iii) the status of such Lender or Holder as a lender to the Borrowers pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Borrowers may be unenforceable for any reason, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under

applicable law. No Borrower shall assert, and each waives, any claim against the Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement of any of the other Transaction Documents or the transactions contemplated hereby or thereby. The agreements in this Section 10.12 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

**10.13 No Strict Construction**. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

**10.14 Waiver**. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

**10.15 Payment Set Aside**. To the extent that any of the Borrowers makes a payment or payments to the Lenders hereunder or pursuant to any of the other Transaction Documents, or the Lenders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Borrowers, a trustee, receiver or any other Person under any law (including, without limitation, any Bankruptcy Law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

**10.16 Independent Nature of Lenders' Obligations and Rights**. The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and each of the Borrowers acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

**10.17 Joint and Several Liability**. Each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated

maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and Lenders. Each Borrower agrees that its obligations under this Agreement shall not be discharged until payment and performance, in full in cash, of the Obligations has occurred and termination of all commitments to lend under this Agreement, and that its obligations under this Agreement shall be absolute and unconditional, irrespective of, and unaffected by:

**(a)** the validity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Borrower is or may become a party;

**(b)** the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and Lenders in respect thereof (including the release of any such security); or

**(c)** the insolvency of any Borrower or any Subsidiary of a Borrower.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

**BORROWERS:**

**SANTA FE GOLD CORPORATION**, a Delaware corporation

By: [signature]
Name: W. Pierce CARSON
Title: President/CEO

**THE LORDSBURG MINING COMPANY**, a New Mexico corporation

By: [signature]
Name: W. Pierce Carson
Title: President

**AZCO MICA Inc.**, a Delaware corporation

By: [signature]
Name: W. Pierce Carson
Title: President

**SANTA FE (BARBADOS) CORPORATION**, a Barbados corporation

By: [signature]
Name: W. Pierce Carson
Title: President

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

**AGENT:**

**VICTORY PARK MANAGEMENT, LLC**, a Delaware limited liability company

By: ______________________
Name: Matthew Ray
Title: Manager

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

**LENDERS:**

**VICTORY PARK CREDIT OPPORTUNITIES, L.P.**, a Delaware limited partnership

By: **Victory Park Capital Advisors, LLC, its Investment Manager**

By: ______________________________
Name: Scott R. Zemnick
Title: General Counsel

**VPC FUND II, L.P.**, a Delaware limited partnership

By: **Victory Park Capital Advisors, LLC, its Investment Manager**

By: ______________________________
Name: Scott R. Zemnick
Title: General Counsel

IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

**BORROWERS' REPRESENTATIVE:**

**SANTA FE GOLD CORPORATION,** a Delaware corporation

By: [signature]
Name: W. Pierce Carson
Title: President/CEO

## SCHEDULE OF LENDERS

| (1) | (2) | (3) | (4) | (5) |
|---|---|---|---|---|
| **Closing Lender** | **Address and Facsimile Number** | **Aggregate Principal Amount of Notes at Closing** | **Closing Purchase Price in aggregate** | **Legal Representative's Address and Facsimile Number** |
| Victory Park Credit Opportunities, L.P. | 227 W. Monroe Street<br>Suite 3900<br>Chicago, IL 60606<br>Telephone: 312.705.2786<br>Facsimile: 312.701.0794<br>Attention: Scott R. Zemnick | $1,000,000 | $1,000,000 | Brownstein Hyatt Farber Schreck, LLP<br>410 Seventeenth Street, Suite 2200<br>Denver, CO 80202<br>Telephone: (303) 223-1100<br>Facsimile: (303) 223-1111<br>Attention: Adam J. Agron |
| VPC Fund II, L.P. | 227 W. Monroe Street<br>Suite 3900<br>Chicago, IL 60606<br>Telephone: 312.705.2786<br>Facsimile: 312.701.0794<br>Attention: Scott R. Zemnick | $4,000,000 | $4,000,000 | Brownstein Hyatt Farber Schreck, LLP<br>410 Seventeenth Street, Suite 2200<br>Denver, CO 80202<br>Telephone: (303) 223-1100<br>Facsimile: (303) 223-1111<br>Attention: Adam J. Agron |
| | | Total principal amount of Notes to be issued at Closing:<br><br>$5,000,000 | Closing Purchase Price in aggregate:<br><br>$5,000,000 | |